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                                                                Exhibit 3.8


                              AMENDED AND RESTATED
                       LIMITED LIABILITY COMPANY AGREEMENT
                                       OF
                        NORTH SAFETY MEXICO HOLDINGS LLC

          THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF NORTH SAFETY MEXICO HOLDINGS LLC (this "OPERATING AGREEMENT") is being executed as of this 18th day of March 2003 to amend the existing Limited Liability Company Agreement of North Safety Mexico Holdings LLC dated as of January 27, 1998 and to set forth the understandings of the undersigned as of the date hereof with respect to this limited liability company (the "COMPANY"), formed pursuant to the provisions of the Delaware Limited Liability Company Act, 6 Del. C. Section 18-101 et seq. (the "DELAWARE ACT") on September 15, 1997. Pursuant to Section 18-201(d) of the Delaware Act, this Agreement shall be deemed to have been in effect as of the date hereof.

                                    ARTICLE I

                                      NAME

          Section 1. NAME; FORMATION. The name of the Company shall be "North Safety Mexico Holdings LLC".

                                   ARTICLE II

                                 OFFICES; AGENT

          Section 1. REGISTERED OFFICE; AGENT. The registered office and agent of the Company within the State of Delaware shall be The Corporation Trust Company, 1209 Orange Street in the City of Wilmington, County of New Castle, Delaware 19801.

          Section 2. OTHER OFFICES. The Company may also have an office or offices other than said registered office at such place or places, either within or without the State of Delaware, as the Manager shall from time to time determine or the business of the Company may require.

                                   ARTICLE III

                                   MANAGEMENT

          Section 1. GENERAL POWERS. The business and affairs of the Company shall be managed by or under the direction of a manager (the "MANAGER"). The Manager shall be NSP Holdings LLC. The Manager may exercise all such authority and powers as the Company and do all such lawful acts and things as are not prohibited by Statute or the Certificate of Formation.

          Section 2.   OFFICERS.

          a. The Officers of the Company shall be appointed by the Manager and may include a President, one or more Vice-Presidents, a Secretary and Assistant Secretaries, a Treasurer and Assistant Treasurers, and such other officers as may be necessary or desirable for

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the business of the Company (collectively, all of the foregoing, the
"OFFICERS"). Any two or more offices may be held by the same person, and each officer shall hold office until he or she shall have resigned or have been removed, as hereinafter provided in this Operating Agreement. Until removed from office by the Manager, Robert Peterson shall be the President and Chief Executive Officer and Secretary; and David F. Myers, Jr. shall be the Vice President, Chief Financial Officer, Treasurer and Assistant Secretary.

          b. Any Officer of the Company may resign at any time by giving written notice of his resignation to the Company. Any such resignation shall take effect at the time specified therein or, if the time when it shall become effective shall not be specified therein, immediately upon receipt. Unless otherwise specified therein, the acceptance of any such resignation shall not be necessary to make it effective.

          c. Any officer of the Company may be removed, either with or without cause, at any time, by the Manager.

          d. Each officer will have such duties as may be from time to time assigned by the Manager.

          e. If required by the Manager, any officer of the Company shall give a bond or other security for the faithful performance of his duties, in such amount and with such surety as the Manager may require.

          f. The compensation of the officers of the Company for their services as such officers shall be fixed from time to time by the Manager. An officer of the Company shall not be prevented from receiving compensation by reason of the fact that he or she is also an officer or director of any company affiliated with the Company.

                                   ARTICLE IV

                               OWNERSHIP INTERESTS

          Section 1. REGISTRATION. Ownership interests in the Company shall be registered in the ownership register maintained by the Company, and changes in ownership interests shall become effective when registered by the Company.

          Section 2. CERTIFICATE. Every holder of an ownership interest in the Company shall be entitled to have a certificate signed in the name of the Company by the Manager or an officer of the Company duly designated, certifying as to the extent of the ownership interest in the Company. Pursuant to Section 8-103(c) of the Uniform Commercial Code, the interests represented by any such certificate are securities governed by Article 8 of the Uniform Commercial Code.

                                    ARTICLE V

                           INDEMNIFICATION OF OFFICERS

          Section 1. GENERAL. The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or

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proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he or she is or was an officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another Company, partnership, joint venture, trust or to her enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually reasonably incurred in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of NOLO CONTENDERE or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

          Section 2. INDEMNIFICATION IN CERTAIN CASES. To the extent that an officer, employee or agent of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 1 of this Article IV, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred in connection therewith.

          Section 3.   PROCEDURE. Any indemnification under Section 1 of this
Article IV (unless ordered by a court) shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the officer, employee or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in Section 1. Such determination shall be made by the Manager.

          Section 4. ADVANCES FOR EXPENSES. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the Company in advance of the final disposition of such action, suit or proceeding as authorized by the Manager in the specific case upon receipt of an undertaking by or on behalf of the officer, employee or agent to repay such amount unless it shall be ultimately determined that he or she is entitled to be indemnified by the Company as authorized in this Article IV.

          Section 5. RIGHTS NOT-EXCLUSIVE. The indemnification provided by this Article IV shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any law, by-law, agreement, decision of the Manager or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be an officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

          Section 6. INSURANCE. The Company shall have power to purchase and maintain insurance on behalf of any person who is or was an officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another Company, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred in any such capacity, or arising out of his or her

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status as such, whether or not the Company would have the power to indemnify him or her against such liability under the provision of this Article IV.

                                   ARTICLE VI

                               GENERAL PROVISIONS

          Section 1. SEAL. The seal of the Company shall be in such form as shall be determined by the Manager.

          Section 2. FISCAL YEAR. The fiscal year of the Company shall be fixed, and once fixed, may thereafter be changed only by the Manager.

          Section 3. CHECKS, NOTES, DRAFTS, ETC. All checks, notes, drafts or other orders for the payment of money of the Company shall be signed, endorsed or accepted in the name of the Company by such officer, officers, person or persons as from time to time may be designated by the Manager or by an officer or officers authorized by the Manager to make such designation.

          Section 4. EXECUTION OF CONTRACTS, DEEDS, ETC. The Manager may authorize any officer or officers, agent or agents, in the name and on behalf of the Company to enter into or execute and deliver any and all deeds, bonds, mortgages, contracts and other obligations or instruments, and such authority may be general or confined to specific instances.

          Section 5. VOTING OF STOCK IN OTHER COMPANY. Unless otherwise provided by the Manager, the Officers from time to time, may (or may appoint one or more attorneys or agents to) cast the votes which the Company may be entitled to cast as a shareholder or otherwise in any other Company, any of whose shares or securities may be held by the Company, at meetings of the holders of the shares or other securities of such other Company. In the event one or more attorneys or agents are appointed, the Manager may instruct the person or persons so appointed as to the manner of casting such votes or giving such consent. The Manager may, or may instruct the attorneys or agents appointed to, execute or cause to be executed in the name and on behalf of the Company and under its seal or otherwise, such written proxies, consents, waivers or other instruments as may be necessary or proper in the circumstances.

                                   ARTICLE VII

                                    AMENDMENT

          This Operating Agreement may be amended or rescinded, or a new Operating Agreement adopted by the Manager at any time.

                                  *  *  *  *  *

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 IN WITNESS WHEREOF, the Manager has caused this Amended and Restated Operating
          Agreement to be executed as of the day first written above.
                                            NSP HOLDINGS LLC


                                           By: /s/ DAVID F. MYERS
                                               ------------------------------
                                           Printed Name: DAVID F. MYERS, JR.
                                                         --------------------
                                           Title: Executive Vice President/
                                                  Chief Financial Officer
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